Contact: Beth Sanders
Executive Vice President & CFO
Telephone: (909) 798-3611
            (888) 6 REDCENT (673-3236)
FAX: (909) 798-1872
e-mail: beths@redcent.com

PRESS RELEASE	FOR IMMEDIATE RELEASE

CENTENNIAL FIRST FINANCIAL SERVICES ANNOUNCES CHANGE IN MANAGEMENT www.redcent.com

Redlands, California, November 13, 2001- Patrick J. Meyer, Chairman of the Board of Centennial First Financial Services ("Centennial"), announced today that the Board of Directors has appointed Timothy P. Walbridge as President and Chief Executive Officer of both Centennial First and its wholly owned subsidiary, Redlands Centennial Bank ("Redlands Centennial"). Mr. Walbridge replaced Douglas C. Spencer, who was terminated as President and Chief Executive Officer of both companies by the companies' respective Boards of Directors effective November 9, 2001.

    Mr. Walbridge served as Executive Vice President and Chief Lending Officer of Redlands Centennial from June 26, 2000 until his current appointment. During more than 20 years in his banking career, he most recently served as Senior Vice President and Loan Administrator of First Security Bank of California. His responsibilities included underwriting and monitoring approximately a $700 million loan portfolio.

    Centennial First is a California bank holding company formed in 1999 to acquire and hold all the stock of Redlands Centennial Bank, a state-chartered community bank headquartered in Redlands, California with one branch office located in Brea, California. Redlands Centennial has been in operation since 1990. In August 2001, Centennial First also acquired Palomar Community Bank, a state-chartered bank in Escondido, California, which now operates as a separate subsidiary of Centennial First.

    As of September 30, 2001, Centennial First had total assets of $192.8 million, total deposits of $172.6 million, and total gross loans of $118.2 million. Net earnings (unaudited) for the nine months ended September 30, 2001 and 2000 were $682,000 and $626,000, respectively. Basic and diluted earnings per share were $0.89 and $0.87, respectively for the nine months ended September 30, 2001 and $0.91 and $0.84, respectively for the nine months ended September 30, 2000.

    Additional information is available on the Internet at www.redcent.com or by contacting Beth Sanders directly at beths@redcent.com.